UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Elite Pharmaceuticals, Inc.

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SUPPLEMENTTO PROXY STATEMENT

ELITE PHARMACEUTICALS, INC.

EXPLANATORY NOTE

This Supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed by Elite Pharmaceuticals, Inc. (the “ Company ”) with the U.S. Securities and Exchange Commission (“ SEC ”) on April 3, 2014 (the “ Proxy Statement”) provides updated information about “Executive Compensation” in the Proxy Statement. Specifically, it adds the Company’s executive compensation during the fiscal year ended March 31, 2014 which was not available at the time of filing on April 3, 2014. This Supplement also corrects the Class of Directors of two of our director nominees in the Proxy Statement to make them consistent with how they are listed on the Proxy Card. The revised “Executive Compensation section and the list of director nominees and their proper classes are set forth below.

This Supplement does not change the proposals to be acted upon at the Annual Meeting or any other disclosure described in the Proxy Statement. This Supplement should be read together with the matters set forth in the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and this Supplement and vote as soon as possible.

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to revoke your vote. Proxy voting instructions already returned by shareholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxies returned before the Annual Meeting will be voted in accordance with the instructions contained therein.

Important information regarding how to vote your shares, including how to revoke proxies already cast, is available in the “Information Concerning Solicitation And Voting - Revocation” section of the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the

2014 Annual Meeting of Shareholders to be held on May 21, 2014:

This Supplement, the Proxy Statement, the proxy card, our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and our Quarterly Report on Form 10-Q for quarter ended December 31, 2013 (together, the “Proxy Materials”) are available on the internet at: http://www.elitepharma.com/annual_meeting.asp. Please note that, while our proxy materials are available at this website, no other information contained on our website is incorporated by reference in or considered to be a part of this Proxy Statement.

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EXECUTIVE COMPENSATION

Compensation discussion and analysis summary

Our approach to executive compensation, one of the most important and complex aspects of corporate governance, is influenced by our belief in rewarding people for consistently strong execution and performance. We believe that the ability to attract and retain qualified executive officers and other key employees is essential to our long-term success.

Compensation Linked to Attainment of Performance Goals

Our plan to obtain and retain highly skilled employees is to provide significant incentive compensation opportunities and market competitive salaries. The plan was intended to link individual employee objectives with overall company strategies and results, and to reward executive officers and significant employees for their individual contributions to those strategies and results. Furthermore, we believe that equity awards serve to align the interests of our executives with those of our stockholders. As such, equity is a key component of our compensation program.

Role of the Compensation Committee

The Company formed the Compensation Committee in June 2007. Since the formation of the Compensation Committee all elements of the executives’ compensation are determined by the Compensation Committee, which is comprised of a two independent non-employee directors, and one director who is also the Company’s Chief Scientific Officer. However, the Compensation Committee’s decisions concerning the compensation of the Company’s Chief Executive Officer are subject to ratification by the independent directors of the Board of Directors. As of March 31, 2014, the members of the Compensation Committee were Barry Dash, Ashok Nigalaye and Jeffrey Whitnell. The Committee operates pursuant to a charter. Under the Compensation Committee charter, the Compensation Committee has authority to retain compensation consultants, outside counsel, and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. The Compensation Committee did not engage any advisors.

Named Executive Officers and Key Employees

The named executive officers and key employees for the fiscal year ended March 31, 2014 were:

•	Jerry Treppel, Chief Executive Officer through August 2, 2013
•	Nasrat Hakim, Chief Executive Officer and President from August 2, 3013
•	Chris C. Dick, President and Chief Operating Officer through May 24, 2013
•	Carter J. Ward, Chief Financial Officer, Secretary and Treasurer for the full year.

These individuals are referred to collectively as the “Named Executive Officers”.

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Our executive compensation program

Overview

The primary elements of our executive compensation program are base salary, incentive cash and stock bonus opportunities and equity incentives typically in the form of stock option grants or payment of a portion of annual salary as stock. Although we provide other types of compensation, these three elements are the principal means by which we provide the Named Executive Officers with compensation opportunities.

The annual bonus opportunity and equity compensation components of the executive compensation program reflect our belief that a portion of an executive’s compensation should be performance-based. This compensation is performance-based because payment is tied to the achievement of corporate performance goals. To the extent that performance goals are not achieved, executives will receive a lesser amount of total compensation.

Elements of our executive compensation program

Base Salary

We pay a base salary to certain of the Named Executive Officers, with such payments being made in either cash, Common Stock or a combination of cash and Common Stock. In general, base salaries for the Named Executive Officers are determined by evaluating the responsibilities of the executive’s position, the executive’s experience and the competitive marketplace. Base salary adjustments are considered and take into account changes in the executive’s responsibilities, the executive’s performance and changes in the competitive marketplace. We believe that the base salaries of the Named Executive Officers are appropriate within the context of the compensation elements provided to the executives and because they are at a level which remains competitive in the marketplace.

Bonuses

The Board of Directors may authorize us to give discretionary bonuses, payable in cash or shares of Common Stock, to the Named Executive Officers and other key employees. Such bonuses are designed to motivate the Named Executive Officers and other employees to achieve specified corporate, business unit and/or individual, strategic, operational and other performance objectives.

Stock Options

Stock options constitute performance-based compensation because they have value to the recipient only if the price of our Common Stock increases. Stock options for each of the Named Executive Officers generally vest over time, obtainment of a corporate goal or a combination of the two.

The grant of stock options at Elite is designed to motivate our Named Executive Officers to achieve our short-term and long-term corporate goals.

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Retirement and Deferred Compensation Benefits

We do not presently provide the Named Executive Officers with a defined benefit pension plan or any supplemental executive retirement plans, nor do we provide the Named Executive Officers with retiree health benefits. We have adopted a deferred compensation plan under Section 401(k) of the Code. The plan provides for employees to defer compensation on a pretax basis subject to certain limits, however, Elite does not provide a matching contribution to its participants.

The retirement and deferred compensation benefits provided to the Named Executive Officers are not material factors considered in making other compensation determinations with respect to Named Executive Officers.

Post-Termination/Change of Control Compensation

Pursuant to his employment agreement, Nasrat Hakim, our Chief Executive Officer, is entitled to a payment in an amount equal to two years base annual salary in effect upon the date of termination, less applicable deductions and withholdings, payable in Common Stock upon a Change of Control (as defined in the Hakim Employment Agreement). For more detailed information, please see “Agreements with Named Executive Officers” below.

We do not presently provide any other Named Executive Officers with any plan or arrangement in connection with any termination, including, without limitation, through retirement, resignation, severance or constructive termination (including a change in responsibilities) of such Named Executive Officer’s employment with the Company. We also do no presently provide any other the Named Executive Officers any plan or arrangement in connection with a change in control of the Company.

Perquisites

As described in more detail below, the perquisites provided to certain of the Named Executive Officers consist of car allowances and life insurance premiums. These perquisites represent a small fraction of the total compensation of each such Named Executive Officer. The value of the perquisites we provide are taxable to the Named Executive Officers and the incremental cost to us of providing these perquisites is reflected in the Summary Compensation Table. The Board of Directors believes that the perquisites provided are reasonable and appropriate. For more information on perquisites provided to the Named Executive Officers, please see the “All Other Compensation” column of the Summary Compensation Table and “Agreements with Named Executive Officers,” below.

Agreements with Named Executive Officers

Nasrat Hakim

Pursuant to his August 2013 employment agreement (the “Hakim Employment Agreement”), Mr. Hakim receives an annual salary of $350,000 per year. The Salary is paid in shares of the Company’s Common Stock pursuant to the Company’s current procedures for paying Company executives in Stock. He also is entitled to an annual bonus equal to up to 100% of his annual salary (also payable in stock) based upon his ability to meet certain Company milestones to be determined by the Company’s Board of Directors. The Board may also award discretionary bonuses in its sole discretion. Mr. Hakim is entitled to employee benefits (e.g., health, vacation, employee benefit plans and programs) consistent with other Company employees of his seniority and a car allowance. The Hakim Employment Agreement contains confidentially, non-competition and other standard restrictive covenants.

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Mr. Hakim’s employment is terminable by the Company for cause (as defined in the Hakim Employment Agreement). The Hakim Employment Agreement also may be terminated by the Company upon at least 30 days written notice due to disability (as defined in the Hakim Employment Agreement) or without cause. Mr. Hakim can terminate the Hakim Employment Agreement by resigning, provided he gives notice at least 60 days prior to the effective resignation date. If Mr. Hakim is terminated for cause or he resigns, he only is entitled to accrued and unpaid annual salary, accrued vacation time and any reasonable and necessary business expenses, all through the date of termination and payable in stock (“Basic Termination Benefits”). If Mr. Hakim is terminated because of disability or death, in addition to Basic Termination Benefits, He is entitled his pro rata annual bonus through the date of termination (payable in Stock). If the Company terminates Mr. Hakim without cause, In addition to Basic Termination Benefits, Mr. Hakim is entitled to his pro rata annual bonus through the date of termination and an amount equal to two years’ annual salary (all payable in Stock).

Upon a Change of Control (as defined in the Hakim Employment Agreement), Mr. Hakim is entitled to a payment in an amount equal to two years base annual salary in effect upon the Date of Termination, less applicable deductions and withholdings, payable in Stock computed in the same manner as set forth as the Salary.

Jerry Treppel

On December 1, 2008, Elite entered into a compensation agreement with Mr. Treppel (the “First Treppel Agreement”) providing for the terms under which Mr. Treppel will serve as the non-executive Chairman of the Board. Pursuant to the First Treppel Agreement, Mr. Treppel will serve as the non-executive Chairman of the Board until immediately prior to the next annual meeting of the Company’s stockholders; provided, however, that following such annual meeting, and each subsequent annual meeting of the Company’s stockholders, if the Board elects Mr. Treppel as the non-executive Chairman of the Board, the term of the First Treppel Agreement will be extended through the earlier of (a) the date of the next subsequent annual meeting of the Company’s stockholders and (b) the date upon which Mr. Treppel no longer serves as the non-executive Chairman.

During the term of the First Treppel Agreement, including any applicable extensions thereof, Mr. Treppel is entitled to cash compensation of $2,083.33 on a monthly basis in lieu of, and not in addition to, any cash directors’ fees and other compensation paid to other non-employee members of the Board. Mr. Treppel is also entitled to reimbursement of any expenses reasonably incurred in the performance of his duties under the First Treppel Agreement upon presentation of proper written evidence of such expenditures.

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In addition, pursuant to the terms of the First Treppel Agreement, Elite granted to Mr. Treppel under its 2004 Stock Option Plan non-qualified stock options to purchase 180,000 shares of Common Stock of Elite, par value $0.001 per share, exercisable for a period of 10 years at an exercise price per share of $0.06, subject to the terms and conditions of the related option agreement.

Under the First Treppel Agreement, Elite has also agreed to indemnify Mr. Treppel to the fullest extent permitted by law in accordance with the By-Laws of Elite against (a) reasonable expenses, including attorneys’ fees, incurred by him in connection with any threatened, pending, or completed civil, criminal, administrative, investigative, or arbitrative action, suit, or proceeding (and any appeal therein) seeking to hold him liable for actions taken in his capacity as Chairman of the Board, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine (including assessment of excise tax with respect to an employee benefit plan), penalty or settlement for which he may have become liable in any such action, suit or proceeding, provided that any such expenses or payments are not the result of Mr. Treppel’s gross negligence, willful misconduct or reckless actions.

Either party may terminate the First Treppel Agreement, effective immediately upon the giving of written notice to the other party. If no such written notice is given, then the term of the First Treppel Agreement shall end immediately prior to the next annual meeting of the Company’s stockholders (the “Treppel Term”), provided however, that following such annual meeting, and each subsequent meeting of the Company’s stockholders, if the Board elects Mr. Treppel to continue to serve as the non-executive Chairman of the Board, the Treppel Term shall be extended through the earlier of (a) the date of the next subsequent annual meeting of the Company’s stockholders and (b) the date upon which Mr. Treppel shall no longer serve as the non-executive Chairman of the Board.

On September 15, 2009, Mr. Treppel was appointed Chief Executive Officer of the Company and he served in that capacity until his resignation in August 2013. He continues to also serve as Chairman of the Board and he has agreed to forego any additional compensation related to his activities and Chief Executive Officer. Accordingly, Mr. Treppel’s compensation as Chief Executive Officer and Chairman of the Board remains unchanged from the First Treppel Agreement.

On October 23, 2009, at the meeting of the Board held immediately after the annual stockholders meeting, Mr. Treppel’s compensation as Chairman of the Board was revised to an annual amount of $30,000, payable in common shares of the Company. The amount of common shares to be issued to Mr. Treppel in payment of compensation due to him as Chairman of the Board is calculated on a quarterly basis, and is equal to the quotient of the quarterly amount due of $7,500, divided by the average daily closing price of the Company’s Common Stock for the quarter just ended.

Mr. Treppel agreed to forego any additional compensation for his services as Chief Executive Officer of the Company.

Mr. Treppel stepped down from his position as Chief Executive Officer and was replaced by Mr. Nasrat Hakim in this position in August 2013. Mr. Treppel is currently the Chairman of the Board of Directors.

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Chris C. Dick

In November 13, 2009, we entered into an employment agreement with Mr. Dick as our President and Chief Operating Officer (the “Dick Employment Agreement”). The Dick Employment Agreement is terminable at the will of either the Company or Mr. Dick, with or without notice and for any reason or no reason.

The Dick Employment Agreement provided for a base salary of $200,000, with $175,000 of this amount being paid in cash and $25,000 of this amount being paid in restricted shares of the Company’s Common Stock. The Common Stock component of Mr. Dick’s compensation was computed on a quarterly basis, with the number of shares issued equal to the quotient of the quarterly amount due of $6,250 divided by the average daily closing price of the Company’s Common Stock for the quarter just ended.

In addition, the Dick Employment Agreement provided for 25 days of paid vacation, the right to participate in all health insurance plans maintained by the Company for its employees, a monthly auto allowance of $700 and term life insurance in the amount of $500,000 payable to Mr. Dick’s estate.

The Dick Employment Agreement also required Mr. Dick’s execution of a Proprietary Rights Agreement.

The Board of Directors of the Company increased Mr. Dick’s base salary to $205,000 retroactive to January 1, 2013. This $5,000 increase to be paid in restricted shares of the Company’s Common Stock. The Common Stock component of Mr. Dick’s compensation is to be computed on a quarterly and pro-rata basis, with the number of shares issued equal to the quotient of the quarterly amount due of $7,500 divided by the average daily closing price of the Company’s Common Stock for the quarter just ended.

Mr. Dick stepped down from his employment with the Company on May 24, 2013 and accordingly, the Dick Employment Agreement was terminated. Mr. Dick continues to consult for the Company.

Carter J. Ward

On November 12, 2009, the Company entered into an employment agreement with Mr. Carter J. Ward (the “Ward Employment Agreement”). Pursuant to the terms of the Ward Employment Agreement, Mr. Ward continues as an at-will employee of the Company as its Chief Financial Officer. Mr. Ward receives a base salary of $150,000, with $125,000 of such amount being paid in accordance with the Company’s payroll practices and $25,000 of such amount being paid by the issuance of restricted shares of Common Stock, in lieu of cash. The Common Stock component of Mr. Ward’s compensation is to be computed on a quarterly basis, with the number of shares issued equal to the quotient of the quarterly amount due of $6,250 divided by the average daily closing price of the Company’s Common Stock for the quarter just ended.

The Board of Directors increased Mr. Ward’s base salary to $155,000 retroactive to January 1, 2013. This $5,000 increase to be paid by the issuance of restricted shares of Common Stock. The Common Stock component of Mr. Ward’s compensation is to be computed on a quarterly basis, with the number of shares issued equal to the quotient of the quarterly amount due of $7,500 divided by the average daily closing price of the Company’s Common Stock for the quarter just ended.

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Mr. Ward’s compensation was adjusted, effective January 1, 2014, to include a total compensation of $180,000, consisting of $150,000 being paid in accordance with the Company’s payroll practices and $30,000 being paid by the issuance of restricted shares of Common Stock in lieu of cash. The Common Stock component of Mr. Ward’s compensation is to be computed on a quarterly basis, with the number of shares issued being equal to the quotient of the quarterly amount due of $7,500, divided by the average daily closing price of the Company’s Common Stock for the quarter just ended.

Hedging Policy

We do not permit the Named Executive Officers to “hedge” ownership by engaging in short sales or trading in any options contracts involving securities.

Options Exercises and Stock Vested

No options have been exercised by our Named Executive Officers during the 2013 Fiscal Year.

Pension Benefits

We do not provide pension benefits to the Named Executive Officers

Nonqualified Deferred Compensation

We do not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change of Control

We do not presently provide the Named Executive Officers with any plan or arrangement in connection with any termination, including, without limitation, through retirement, resignation, severance or constructive termination (including a change in responsibilities) of such Named Executive Officer’s employment with the Company. We also do not presently provide the Named Executive Officers any plan or arrangement in connection with a change in control of the Company.

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Compensation of named executive officers

Summary Compensation Table

Name And Principal Position	Fiscal Year		Salary ($)		Bonus ($)		Option Awards ($)	All Other Compensation ($)		Total ($)
Nasrat Hakim(10)
Chief Executive Officer and	2014	(1)	232,361	(2)	145,753	(3)		12,000	(4)	390,114
President	2013	(1)	—		—			—		—

Jerry Treppel(8)
Chairman of the Board and	2014	(1)	—		—		—	30,000	(5)	30,000
Chief Executive Officer	2013	(1)	—		—		—	30,000	(5)	30,000

Chris Dick(9)
President and	2014	(1)	32,368	(6)	—		—	1,400	(4)	33,768
Chief Operating Officer	2013	(1)	201,250	(6)	—		—	8,400	(4)	209,650

Carter J. Ward
Chief Financial Officer	2014	(1)	161,250	(7)	—		—	—		161,250
Secretary and Treasurer	2013	(1)	151,250	(7)			—	—		151,250

(1)	Represents the fiscal years ended March 31, 2014 (unaudited) and 2013, respectively.

(2)	Represents total salaries due to Mr. Hakim pursuant to the Hakim Employment Agreement, with all such amounts to be paid via the issuance of Common Shares in lieu of cash.

A total of 1,308,290 shares of Common Stock were issued to, and 377,930 shares of Common Stock are due and owing to Mr. Hakim for salaries earned by Mr. Hakim during the period August 2, 2013 and through March 31, 2014.

(3)	Represents bonuses paid to Mr. Hakim pursuant to the Hakim Employment Agreement, with all such bonuses being paid via the issuance of Common Shares in lieu of cash.

A total of 1,308,290 shares of Common Stock were issued to Mr. Hakim for bonuses granted to Mr. Hakim during Fiscal 2014.

(4)	Represents amounts paid for auto allowance.

(5)	Represents compensation due to Mr. Treppel for his service as Chairman of the Board of Directors. Mr. Treppel received no salary or additional compensation for his service as Chief Executive Officer. Compensation due to Mr. Treppel is paid via the issuance of Common Stock, pursuant to the Company’s Director compensation policy.

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A total of 282,376 shares of Common Stock were issued to Mr. Treppel in payment of compensation due to him for Fiscal 2013. A total of 161,856 shares of Common Stock were issued to, and 19,003 shares of Common Stock are due and owing to, Mr. Treppel in payment of compensation due to him for Fiscal 2014.

(6)	Represents total salaries due to Mr. Dick pursuant to the Dick Employment Agreement, consisting of an annual salary of $175,000 being paid in cash as salary in accordance with the Company’s payroll practices and $25,000 annually being paid via the issuance of Common Shares in lieu of cash up to December 31, 2012, and $30,000 annually being paid via the issuance of Common Shares in lieu of cash subsequent to December 31, 2012. The cash and stock components of Mr. Dick’s compensation were both earned on an equal, incremental basis throughout the year. Mr. Dick resigned from his position with the Company and terminated the Dick Employment Agreement, effective May 24, 2013. Accordingly, the cash and stock compensation earned by Mr. Dick during Fiscal 2014, consists solely of earnings during the period commencing on April 1, 2014 and ending with Mr. Dick’s resignation on May 24, 2013.

A total of 247,079 shares of Common Stock were issued to Mr. Dick in payment of the stock payment component of compensation earned during Fiscal 2013. A total of 32,452 shares of Common Stock were issued to Mr. Dick in payment of the stock payment component of compensation earned during Fiscal 2014.

(7)	Represents total salaries due to Mr. Ward pursuant to the Ward Employment Agreement. Of the total salary amount earned during Fiscal 2013, $125,000 was paid in cash as salary in accordance with the Company’s payroll practices, and $25,000 is to be paid annually via the issuance of Common Shares in lieu of cash up to December 31, 2012 and $30,000 is to be paid annually via the issuance of Common Shares subsequent to December 31, 2012. The cash component of Mr. Ward’s salary was raised to $150,000 annually, effective as of January 1, 2014.

A total of 247,079 shares of Common Stock were issued to Mr. Ward in payment of the stock payment component of compensation earned during Fiscal 2013. A total of 161,856 shares of Common Stock were issued to, and 19,003 shares of Common Stock are due and owing to, Mr. Ward in payment of compensation due to him for Fiscal 2014.

(8)	Mr. Treppel stepped down from his position as Chief Executive Officer in August 2013 and is currently the Chairman of the Board of Directors.

(9)	Mr. Dick stepped down from his position as President and Chief Operating Officer in May 2013.

(10)	Mr. Hakim was appointed as the Company’s Chief Executive Officer on August 2, 2013.

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Outstanding Equity Awards at March 31, 2014 (unaudited)

Name	Number of securities underlying unexercised options Exercisable (#)		Number of securities underlying unexercised options Unexercisable (#)	Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options (#)		Options Exercise Price ($)	Option Expiration Date

Carter Ward	200,000	(1)	—	—		0.10	1/17/2020
Carter Ward	50,000		—	100,000	(2)	0.12	6/19/2022

(1)	Total of 200,000 options granted with such options vesting in annual increments on January 18, 2011, 2012 and 2013, with each increment equal to one-third of the total options granted.

(2)	Total of 150,000 options granted with such options vesting in annual increments on June 19, 2013, 2014 and 2015, with each increment equal to one-third of the total options granted.

DIRECTOR COMPENSATION

The following table sets forth information concerning director compensation for the year ended March 31, 2014 (unaudited):

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Non-qualified Deferred Compen- sation ($)	All Other Compen- sation ($)	Total ($)
Barry Dash	—	20,000	(1)	—	—	—	—	20,000

Ashok Nigalaye	—	20,000	(1)	—	—	—	—	20,000

Jeenarine Narine	—	20,000	(1)	—	—	—	—	20,000

Jeffrey Whitnell	—	20,000	(1)	—	—	—	—	20,000

Jerry Treppel	—	30,000	(2)	—	—	—	—	30,000

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(1)	Represents directors fees earned during the fiscal year ended March 31, 2014, with such fees being paid via the issuance of shares of Common Stock, pursuant to the Company’s policy regarding payment of Director’s fees.

A total of 107,904 shares of Common Stock were issued to, and 12,669 shares of Common Stock are due and owing to each Director in payment of Director’s fees earned during the fiscal year ended March 31, 2014.

(2)	Represents the Chairman’s fee due to Mr. Treppel for his service as Chairman of the Board of Directors. A total of 161,856 shares of Common Stock were issued to, and 19,003 shares of Common Stock are due and owing to, Mr. Treppel in payment of Chairman’s fees earned during the fiscal year ended March 31, 2014.

Please note that Mr. Treppel also served as Chief Executive Officer up to August 2, 2013, and is accordingly also included in the above schedule disclosing the compensation of named executive officers. Mr. Treppel, however, received no additional salary or additional compensation above the Chairman’s fee, for his service as Chief Executive Officer. Accordingly, the amounts listed in this table represent the same payments listed in the above table related to the compensation of named executive officers.

Director Fee Compensation

The Company’s policy regarding director fees is as follows: ((i) Directors who are employees or consultants of the Company (and/or any of its subsidiaries), except for Mr. Jerry Treppel, Chief Executive Officer and Dr. Ashok Nigalaye, Chief Scientific Officer, receive no additional remuneration for serving as directors or members of committees of the Board; (ii) all Directors are entitled to reimbursement for out-of-pocket expenses incurred by them in connection with their attendance at the Board or committee meetings; (iii) Directors who are not employees or consultants of the Company (and/or any of its subsidiaries) receive $20,000 annual retainer fee, payable on a quarterly basis, in arrears for their service on the Board and all committees; (iv) The Chairman of the Board receives a $30,000 annual retainer fee, payable on a quarterly basis, in arrears, for his/her service as Chairman of the Board of Directors; (v) Directors and the Chairman do not receive any additional compensation for attendance at or chairing of any meetings. (vi) Mr. Jerry Treppel receives no additional compensation, above the annual retainer fee due to the Chairman of the Board, for his services as Chief Executive Officer (vii) Dr. Ashok Nigalaye receives no additional compensation, above the annual retainer fee due to Directors, for his services as Chief Scientific Officer. (viii) All Director and Chairman fees are paid via the issuance of Common Stock of the Company, in lieu of cash, as described below.

Director Equity Compensation

Members of the Board of Directors and the Chairman are paid their annual retainer fees via the issuance of restricted shares of Common Stock of the Company, in lieu of cash. The number of shares to be issued to each Director and the Chairman is equal to the quotient of the quarterly amount due to each Director and the Chairman, respectively, divided by the average daily closing price of the Company’s stock for the quarter just ended.

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Members of the Board of Directors during the fiscal years ended March 31, 2014 and March 31, 2013 did not receive any options or equity compensation for serving as directors other than shares of Common Stock earned in lieu of cash in relation to Director and Chairman fees due.

Other

The Company’s Articles of Incorporation provide for the indemnification of each of the Company’s directors to the fullest extent permitted under Nevada General Corporation Law.

NOMINATIONS FOR DIRECTOR (IN PROPOSAL NO. 1)

At the Annual Meeting, six directors are to be elected.

Our Board has nominated for election the following six current members of the Board of Directors, each to serve in the respective Class indicated for a term to expire at the annual meeting to be held in the respective year indicated, and until his or her respective successor is elected and qualified:

Class I (term expiring 2015):    Jerry Treppel and Jeenarine Narine

Class II (term expiring 2016):    Barry Dash, Ph.D and Ashok Nigalaye, Ph.D.

Class III (term expiring 2017):   Nasrat Hakim and Jeffrey Whitnell

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